Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 8, 2007

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Record Q4 Sales and Earnings

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced earnings of $35.7 million and $116.2 million for the quarter and year ended January 31, 2007, respectively. Earnings per diluted share were $0.21 for the quarter and $0.69 for the year.

As stated in the Company’s previous sales release on February 6, 2007, total sales for the fourth quarter increased 13% to a record $360.8 million. Comparable store sales at Urban Outfitters and Anthropologie were down 4% and 7%, respectively and increased 4% at our Free People stores. Total Company comparable store sales decreased 5% versus a combined 8% increase during the same quarter last year. Direct-to-consumer sales rose 23% and Free People Wholesale sales jumped 29% for the quarter.

Sales for the year ended January 31, 2007 increased 12%, to a record $1.22 billion. Total comparable store sales for the period decreased by 6% versus an 11% increase last year. Direct-to-consumer sales rose by 18% while Free People Wholesale sales surged 39%.

“We have seen steady improvement in the reaction to our fashion offerings over the past few months,” stated Richard A. Hayne, Chairman and President. “Both the Anthropologie and Free People brands delivered positive ‘comp’ store sales for the month of February and since we will anniversary negative ‘comps’ each quarter this fiscal year, we feel guardedly optimistic about achieving our modest sales plans for the year,” finished Mr. Hayne.

Net sales for the periods were as follows:

	Quarter ended January 31,		Year ended January 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Urban Outfitters store sales	$161,615	$144,205	$547,847	$508,106
Anthropologie store sales	125,424	115,837	439,185	395,157
Direct-to-consumer sales	52,638	42,665	153,712	130,581
Free People sales	21,119	15,882	83,973	58,263

Total net sales	$360,796	$318,589	$1,224,717	$1,092,107

For the quarter and year ended January 31, 2007, gross profit margins decreased by 281 basis points and 418 basis points, respectively, versus the prior year’s comparable periods. For both periods, these reductions were primarily due to additional markdowns and price adjustments to clear seasonal inventory, a higher rate of fixed store occupancy expense due to ‘comp’ store sales decreases and adjustments to inventory related valuation reserves.

As of January 31, 2007, total Company inventories grew by $14.0 million or 10.0% on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor for this increase. Total comparable store inventories fell by 2.9%.

For the quarter and year ended January 31, 2007, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 38 and 145 basis points, respectively, versus the same periods last year. The increase was primarily caused by the effect of ‘comp’ store sales declines on store related expenses.

The Company’s annual effective tax rate improved to 31.7% from 38.4% based upon receipt of certification for work performed on the development of its new offices that qualifies for certain one-time federal tax incentives; the execution of certain reorganization efforts and the relief of valuation allowances related to foreign net operating loss carry-forwards. The Company believes it will receive an additional one-time benefit in FY08 from its office relocation work and on-going benefits in FY08 and future years from its tax planning efforts.

During the year ended January 31, 2007, the Company opened 14 new Anthropologie stores, 2 new Free People stores, and 16 new Urban Outfitters stores, or 32 new stores in total. The Company plans to open at least 38 new stores during the current fiscal year.

In three personnel notices, the Company announced today that the Board of Directors, at the Chairman’s recommendation, is expected to elect Glen Senk to a newly created position of Chief Executive Officer at its regularly scheduled Board meeting on May 22, 2007. If elected, Mr. Senk would oversee each of the three existing Brands and the corporate shared services functions. Mr. Hayne, the current Chairman and President, would retain his titles and would oversee Board related matters, set strategic goals and objectives in consultation with the CEO and with the approval of the Board of Directors, and would oversee the launch of new concepts. Finally, the Company announced the promotion of Meg Hayne from interim Managing Director to President of the Free People brand.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 106 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters catalog and web site; 93 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale segment, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 8 Free People stores, a web site and catalog as of January 31, 2007.

A conference call will be held today to discuss fourth quarter results and will be web cast at 11:00 a.m. EST on: http://ir.urbanoutfittersinc.com/phoenix.zhtml?p=irol-eventDetails&c=115825&eventID=1484340

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Quarter Ended January 31,		Fiscal Year Ended January 31,
	2007	2006	2007	2006.
Net sales	$360,796	$318,589	$1,224,717	$1,092,107
Cost of sales, including certain buying, distribution and occupancy costs	228,343	192,687	772,796	643,501

Gross profit	132,453	125,902	451,921	448,606
Selling, general and administrative expenses	84,188	73,105	287,932	240,907

Income from operations	48,265	52,797	163,989	207,699
Other income, net	1,642	1,587	6,169	4,698

Income before income taxes	49,907	54,384	170,158	212,397
Income tax expense	14,176	18,791	53,952	81,601

Net income	$35,731	$35,593	$116,206	$130,796

Net income per common share:
Basic	$0.22	$0.22	$0.71	$0.80

Diluted	$0.21	$0.21	$0.69	$0.77

Weighted average common shares and common share equivalents outstanding:
Basic	164,440,611	164,314,810	164,679,786	163,717,726

Diluted	168,585,418	170,481,054	168,652,005	169,936,041

AS A PERCENT OF NET SALES:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	63.3%	60.5%	63.1%	58.9%

Gross profit	36.7%	39.5%	36.9%	41.1%
Selling, general and administrative expenses	23.3%	22.9%	23.5%	22.1%

Income from operations	13.4%	16.6%	13.4%	19.0%
Other income, net	0.4%	0.5%	0.5%	0.4%

Income before income taxes	13.8%	17.1%	13.9%	19.4%
Income tax expense	3.9%	5.9%	4.4%	7.5%

Net income	9.9%	11.2%	9.5%	11.9%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$27,267	$49,912
Marketable securities	132,011	141,883
Accounts receivable, net of allowance for doubtful accounts of $849 and $445, respectively	20,871	14,324
Inventories	154,387	140,377
Other current assets	31,869	38,687

Total current assets	366,405	385,183

Property and equipment, net	445,698	299,291
Marketable securities	62,322	64,748
Deferred income taxes and other assets	24,826	19,983

	$899,251	$769,205

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$57,934	$41,291
Other current liabilities	77,384	92,217

Total current liabilities	135,318	133,508
Deferred rent	88,650	74,817

Total liabilities	223,968	208,325

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized; none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized; 164,987,463 and 164,831,477 issued and outstanding, respectively	17	16
Additional paid-in capital	128,586	134,146
Retained earnings	542,396	426,190
Accumulated other comprehensive income	4,284	528

Total shareholders’ equity	675,283	560,880

	$899,251	$769,205

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Fiscal Year Ended January 31,
	2007	2006
Cash flows from operating activities:
Net income	$116,206	$130,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,713	39,340
Excess tax benefits from stock based compensation	(5,040)	13,399
Stock-based compensation expense	3,498	1,153
Loss (gain) on disposition of property and equipment, net	1,393	(631)
Changes in assets and liabilities:
Increase in accounts receivable	(6,371)	(6,002)
Increase in inventories	(13,416)	(41,597)
Decrease (increase) in prepaid expenses and other assets	2,214	(21,071)
Increase in accounts payable, accrued expenses and other liabilities.	42,630	33,804

Net cash provided by operating activities	196,827	149,191

Cash flows from investing activities:
Cash paid for property and equipment	(221,385)	(127,730)
Proceeds from disposition of property and equipment	—	3,769
Purchases of marketable securities	(182,653)	(416,018)
Sales and maturities of marketable securities	193,274	396,304

Net cash used in investing activities	(210,764)	(143,675)

Cash flows from financing activities:
Exercise of stock options	6,351	15,230
Excess tax benefits from stock-based compensation	5,040	—
Share Repurchases	(20,801)	—

Net cash (used in) provided by financing activities	(9,410)	15,230

Effect of exchange rate changes on cash and cash equivalents	702	(565)

Increase (decrease) in cash and cash equivalents	(22,645)	20,181

Cash and cash equivalents at beginning of period	49,912	29,731

Cash and cash equivalents at end of period	$27,267	$49,912